CASH COLLATERAL SECURITY AGREEMENT


         THIS CASH COLLATERAL ACCOUNT SECURITY AGREEMENT (this Agreement) is made as of the ___ day of November, 1998, by PLUMA, INC., a North Carolina corporation (the "Borrower"), and the Borrower's Subsidiaries (collectively with the Borrower, the "Pledgors") to NATIONSBANK, N.A., as agent (together with its successors and assigns, in such capacity, the "Agent") for the Lenders under the Credit Agreement referenced below.

RECITALS

         1. A $115 million credit facility has been extended to the Borrower pursuant to that certain Credit Agreement dated as of April 23, 1998 (as amended and modified, the "Credit Agreement") among the Borrower, the Borrower's Subsidiaries identified therein, the Lenders identified therein and NationsBank, N.A., as Agent. Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

         2. The Lenders have required and the Pledgors have agreed to execute this Agreement with the Agent pursuant to Section 7.20 of the Credit Agreement.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                          Creation of Security Interest

         Section 1.1 To secure the prompt payment and performance in full when and as due, whether by lapse of time or otherwise, of the Credit Party Obligations, the Pledgors hereby assign, mortgage, convey, pledge, hypothecate and deliver to the Agent, for the benefit of the Lenders, and hereby grant to the Agent, for the benefit of the Lenders, a security interest in all right, title and interest of the Pledgors in and to:

                  (a) that certain deposit account no. 004112747930 maintained in the name of the Agent, and any and all certificates or instruments purchased with funds deposited in such account, and all renewals of such instruments and certificates and replacements therefor, whether in the form of certificates of deposit or other instruments, notes, securities or accounts (including without limitation money market instruments and accounts) and any other cash and non-cash proceeds of the principal amount of the foregoing, including interest and dividends thereon (all of the foregoing is collectively referred to as the "Account"); and

                  (b) all proceeds of the Account, including without limitation interest or


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         dividends on the Account or said certificates, instruments, notes, securities or accounts (the Account and the proceeds thereof being hereinafter referred to as the "Collateral").

         Section 1.2 The Pledgors shall execute and deliver to the Agent concurrently with the execution of this Assignment, and at any time or times hereafter at the request of the Agent, all assignments, conveyances, assignment statements, financing statements, renewal financing statements, security agreements, affidavits, notices and all other agreements, instruments and documents that Agent may reasonably request, and will execute all necessary endorsements in order to perfect and maintain the security interests and liens granted herein by the Pledgors to the Agent and in order to fully consummate all of the transactions contemplated herein and under the Credit Documents. In furtherance of the foregoing, the Pledgors hereby appoint the Agent as its attorney-in-fact for the purpose of making any of the foregoing endorsements and executing any such financing statements, documents and agreements. The foregoing power of attorney shall be a power coupled with an interest and shall be irrevocable until payment in full of the Credit Party Obligations.


                                   ARTICLE II

                         Priority of Security Interests

         Section 2.1 The Pledgors warrant and represent that the pledge and security interest created in Section 1.1 hereof is a first priority security interest in favor of the Agent, for the benefit of the Lenders, and shall constitute at all times a valid and perfected security interest in and upon all of the Collateral and that said security interest in said Collateral shall not become subordinate or junior to the security interests, liens or claims of any other person, firm or corporation, including the United States or any department, agency or instrumentality thereof, or any state, county or local governmental agency. The Pledgors shall not grant (without the prior written approval of the Agent) a security interest in or permit a lien or encumbrance upon the Collateral to anyone except the Agent as long as all or any portion of the Credit Party Obligations remain unsatisfied. The Pledgors further covenant and agree that they shall cause all account debtors to direct payment on all Receivables to the Account.


                                   ARTICLE III

                                     Default

         Section 3.1 An Event of Default shall exist under the terms of this Assignment upon the existence of an Event of Default under the terms of the Credit Agreement. In addition, an Event of Default shall exist under this Assignment upon (i) the failure of the Pledgors to comply with the terms and conditions of this Assignment; or (ii) the existence or incurrence of any lien or encumbrance on the Collateral or any part thereof.
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         Section 3.2 Upon the occurrence of an Event of Default and during the continuation thereof, the Agent, for and on behalf of the Lenders, shall have, in respect of the Collateral, (i) all the rights and remedies contained in this Assignment, the Credit Documents or permitted by law and (ii) all the rights and remedies of a secured party under the Uniform Commercial Code, all of which shall be cumulative to the extent permitted by law.

         Section 3.3 If at any time or times hereafter the Agent employs counsel to prepare or consider waivers or consents or to intervene, file a petition, answer, motion or other pleading in any suit or proceeding related to this Assignment or the Credit Documents, or relating to any Collateral, or to protect, take possession of, or liquidate any Collateral, or to attempt to enforce any security interest or lien in any collateral, or to enforce any rights of the Agent, then in any of such events, all of the reasonable attorneys' fees arising from such services, and any expenses, costs and charges relating thereto, shall become a part of the Credit Party Obligations secured by the Collateral and payable on demand.

         Section 3.4 The Agent's failure at any time or times hereafter to require strict performance by the Pledgors of any of the provisions, warranties, terms and conditions contained in this Assignment shall not waive, affect or diminish any right of the Agent at any time or times hereafter to demand strict performance therewith and with respect to any other provisions, warranties, terms and conditions contained in this Assignment.

                                   ARTICLE IV

                          Access/Release of Collateral


         Section 4.1 Access to Cash Collateral Account. For so long as there are Credit Party Obligations outstanding, the Account will be maintained in the name of the Agent, and therefore the Pledgors shall not have access to the funds or other Collateral therein. The Agent shall have the right, at any time, to set off against the Credit Party Obligations all amounts in the Account.

         Section 4.2 Disbursement of Funds. The Agent, on behalf of the Lenders, and the Pledgors hereby agree that all amounts in the Account shall be applied by the Agent to payment of the Loans and other Credit Party Obligations.


                                    ARTICLE V

                                  Miscellaneous

         Section 5.1 The internal laws and decisions of the State of North Carolina shall govern and control the construction, enforceability, validity and interpretation of this Assignment.

         Section 5.2 This Assignment shall be binding upon and inure to the benefit of the Pledgors, the Agent and their respective successors and assigns.
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         Section 5.3 This Assignment may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Assignment to produce or account for more than one such counterpart.

         Section 5.4 If any provision of any of the Assignment is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions


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


         Each of the Pledgors has caused a counterpart of this Assignment to be duly executed and delivered as of the date first above written.


PLEDGORS                            PLUMA, INC.,
                                    a North Carolina corporation


                                    By:____________________________
                                    Name:__________________________
                                    Title:___________________________


         Accepted and agreed as of the date first above written.

                                     NATIONSBANK, N.A., as Agent for and on
                                     behalf of the Lenders


                                     By:___________________________
                                     Name:_________________________
                                     Title:________________________



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